Contacts:

Cytokinetics, Incorporated
Christopher S. Keenan (Investors and Media)
Director, Investor Relations
(650) 624-3000

CYTOKINETICS ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Resignation of Michael Schmertzler and Election of Santo J. Costa

South San Francisco, CA, November 1, 2010 – Cytokinetics, Incorporated (Nasdaq: CYTK) announced today the resignation of Michael Schmertzler from the company’s Board of Directors. Mr. Schmertzler has served on the company’s Board since 2003. Contemporaneously with Mr. Schmertzler’s resignation, the Board of Directors has elected Santo J. Costa to the company’s Board. Both of these changes are effective immediately.

“Since joining our Board over seven years ago, Michael has consistently made impactful contributions to Cytokinetics and has provided expert guidance to our company, especially in the areas of fiscal discipline and strategic corporate development,” stated Robert I. Blum, Cytokinetics’ President and Chief Executive Officer. “On behalf of my fellow Board members and Cytokinetics’ management team, I would like to thank Michael for his dedicated service to the company.”

Mr. Santo “Sandy” Costa joins Cytokinetics’ Board of Directors with more than 35 years of experience in the pharmaceutical and related industries, in which he has held numerous senior executive roles. Since 2007, Mr. Costa has served as Of Counsel to the law firm of Smith, Anderson, Blount, Dorsett, Mitchell and Jernigan, L.L.P. of Raleigh, North Carolina specializing in corporate law for healthcare companies. From 1994 to 2002, Mr. Costa held various positions at Quintiles Transnational Corporation, most recently as Vice Chairman and before that as President and Chief Operating Officer, where he was deeply involved in managing the strategic growth of the company. Prior to joining Quintiles, Mr. Costa spent 23 years in the pharmaceutical industry, most recently as General Counsel and Senior Vice President, Administration with Glaxo Inc. Prior to joining Glaxo, Mr. Costa served as US Area Counsel with Merrell Dow Pharmaceuticals and as Food & Drug Counsel with Norwich Eaton Pharmaceuticals. Mr. Costa currently serves as Chairman of LaboPharm, Inc. He has served as Chairman of NeuroMedix and as a Director of CV Therapeutics, OSI Pharmaceuticals, NPS Pharmaceuticals, as well as other public and private companies. Mr. Costa is an Adjunct Professor in the clinical research program at the Campbell University School of Pharmacy and sits on the Board of Advisors of the Duke Cancer Patient Support Program Advisory Board, the Duke University Medical Center Board of Visitors, and the Duke Brain Tumor Advisory Board. Mr. Costa earned both a B.S. in Pharmacy and a J.D. from St. John’s University.

“We are pleased to welcome Sandy to the Cytokinetics Board of Directors at a very important time in the maturation of our company, as we advance our pipeline of novel mechanism drug candidates towards late-stage development,” continued Mr. Blum. “In addition to his operational leadership experience in the pharmaceutical and clinical services industries, Sandy is also well-versed in key legal and related governance and policy issues that are expected to influence important business dynamics in companies such as ours. We are looking forward to his insightful contributions to our Board.”

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions. Cytokinetics’ lead drug candidate from its cardiac muscle contractility program, omecamtiv mecarbil (formerly CK-1827452), is in clinical development for the potential treatment of heart failure. Amgen Inc. holds an exclusive license worldwide (excluding Japan) to develop and commercialize omecamtiv mecarbil and related compounds, subject to Cytokinetics’ specified development and commercialization participation rights. Cytokinetics is independently developing CK-2017357, a skeletal muscle activator, as a potential treatment for diseases and conditions associated with aging, muscle wasting or neuromuscular dysfunction. CK-2017357 is currently the subject of a Phase IIa clinical trials program and has been granted orphan-drug designation by the U.S. Food and Drug Administration for the potential treatment of amyotrophic lateral sclerosis. Cytokinetics is also conducting non-clinical development of compounds that inhibit smooth muscle contractility and which may be useful as potential treatments for diseases and conditions associated with excessive smooth muscle contraction, such as systemic hypertension or bronchoconstriction. In addition, prior Cytokinetics’ research generated three anti-cancer drug candidates that have progressed into clinical development: ispinesib, SB-743921 and GSK-923295. All of these drug candidates and potential drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s safe harbor for forward-looking statements. Examples of such statements include, but are not limited to the properties and potential benefits of Cytokinetics’ drug candidates and potential drug candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approval and production of Cytokinetics’ drug candidates and potential drug candidates that could slow or prevent clinical development or product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results and that Cytokinetics’ drug candidates and potential drug candidates may have unexpected adverse side effects or inadequate therapeutic efficacy. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.